Exhibit 5.1

December 22, 2010

Beacon Power Corporation

65 Middlesex Road

Tyngsboro, MA 01879

Ladies and Gentlemen:

Reference is made to (i) the Registration Statement on Form S-3 filed on July 3, 2008 (Registration No. 333-152140) with the Securities and Exchange Commission (the “Commission”), as amended on July 24, 2008 and declared effective on July 29, 2008 (the “2008 Registration Statement”), by Beacon Power Corporation, a Delaware corporation (the “Company”), in connection with the registration under the Securities Act of 1933, as amended (the “Act”), of up to an aggregate of $60,000,000 of the Company’s common stock, preferred stock, depositary shares, warrants or units, including the prospectus filed thereunder, (ii) the Registration Statement on Form S-3 filed on September 1, 2009 (Registration No. 333-161648), declared effective on September 15, 2009 (the “2009 Registration Statement” and, together with the 2008 Registration Statement, the “Registration Statements”), with the Commission by the Company in connection with the registration under the Act, of up to an aggregate of $60,000,000 of the Company’s common stock, preferred stock, depositary shares, warrants or units, including the prospectus filed thereunder, and (iii) the Prospectus Supplements to each of the prospectuses included in the Registration Statements filed with the Commission under Rule 424 of the Act (the “Prospectus Supplements”), which relate to an offering of (a) 10,000 shares of Series B Convertible Preferred Stock, par value $0.01 per share, of the Company (the “Preferred Stock”), (b) warrants to purchase up to an aggregate of 5,000 additional shares of Preferred Stock (the “Preferred Warrants”), and (c) warrants to purchase up to an aggregate of 44,582,707 shares of common stock (the “Common Warrants”, and together with the Preferred Warrant, the “Warrants”).  The shares of common stock issuable upon exercise of the Common Warrants (the “Common Warrant Shares”), the shares of Preferred Stock issuable upon exercise of the Preferred Warrants (the “Preferred Warrant Shares”, and together with the Common Warrant Shares, the “Warrant Shares”), and the shares of common stock issuable upon conversion of the Preferred Stock (the “Conversion Shares”), together with the Preferred Stock and Warrants, are collectively referred to as the “Securities,” which Securities are covered by the Registration Statements.  The prospectuses included in the Registration Statements and the Prospectus Supplements are collectively referred to as the “Prospectus”. We understand that the Securities are to be offered and sold in the manner described in the Registration Statements and the Prospectus.

As your counsel, we have examined the Registration Statements, the Prospectus, the Company’s Certificate of Incorporation and By-laws, each as amended to the date hereof, and the records of certain corporate proceedings and actions taken by the Company in connection with the issuance and sale of the Securities, and have made such examinations of law, as we have deemed necessary to form the basis for the opinions hereinafter expressed.  We have also examined the Certificate of Designations, Preferences and Rights of Series B Convertible Preferred Stock (the “Certificate of Designations”) in the form approved by the Company’s board of directors and to be filed prior to the issuance of the Preferred Stock with the Secretary of State of the State of Delaware.  In our examination of such materials, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to original documents of all copies submitted to us. As to various questions of fact material to such opinions, we have relied, to the extent we deemed appropriate, upon representations, statements and certificates of officers and representatives of the Company and others.  In giving the opinion in paragraph 4 below, we have assumed the Conversion Price (as defined in the Certificate of Designations) of the Preferred Stock to be the Conversion Price on the date of issuance thereof, and we have further (i) given effect to the limitations on the number of Conversion Shares issuable by the Company under the terms of Section 6(a) of the Certificate of Designations until the Reservation Date (as defined therein) and (ii) assumed that the Company will take such actions as may be required of it under section 6 of the Certificate of Designations.

Based upon the foregoing and reliance thereon, we are of the opinion that:

1.                                       The shares of Preferred Stock have been duly authorized and, upon the filing of the Certificate of Designations with the State of Delaware and when issued and sold in the manner contemplated by the Registration Statements and the Prospectus, will be validly issued, fully paid and nonassessable.

2.                                       When the Warrants have been duly executed, registered, delivered and paid for in the manner contemplated by the Registration Statements and the Prospectus, the Warrants will constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms.

3.                                       The Warrant Shares have been duly authorized and, upon issuance, delivery and payment therefor upon valid exercise of the Warrants in accordance with the terms thereof, will be validly issued, fully paid and nonassessable.

4.                                       The Conversion Shares have been duly authorized and, when issued in accordance with the terms and conditions of the Certificate of Designations, will be validly issued, duly paid and nonassessable.

Our opinion is limited to the General Corporation Law of the State of Delaware and the federal laws of the United States, and we express no opinion with respect to the laws of any other jurisdiction.  No opinion is expressed herein with respect to the qualification of the Securities under the securities or blue sky laws of any state or any foreign jurisdiction.

Our opinions set forth above are subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditors’ rights and remedies and to general principles of equity (whether considered in a proceeding in equity or at law).

It is understood that this opinion is to be used only in connection with the offer and sale of the Securities while the Registration Statement is in effect.  We are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters. This opinion is based upon currently existing statutes, rules, regulations and judicial decisions, and we disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments which might affect any matters or opinions set forth herein.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act and to the use of this firm’s name therein and in the prospectus contained in the Registration Statement, including any supplements thereto, under the caption “Legal Matters.” In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Very truly yours,

EDWARDS ANGELL PALMER & DODGE LLP

By:	/s/ Albert L. Sokol
Albert L. Sokol